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                                                                      Exhibit 11

                      ROY F. WESTON, INC. AND SUBSIDIARIES
             SCHEDULE OF COMPUTATION OF NET INCOME (LOSS) PER SHARE


                                                                             Years Ended December 31
                                                                     1996           1995              1994
                                                                     ----           ----              ----
                                                                           (Thousands of Dollars,
                                                                     Except Share and Per Share Amounts)
Primary

Net income (loss)                                               $   (16,655)     $     1,514       $    (1,103)

Weighted average shares                                            9,562,961       9,522,562         9,494,196

Net income (loss) per common share                              $     (1.74)     $       .16       $      (.12)


Fully Diluted

Net income (loss)                                               $   (16,655)     $     1,514       $    (1,103)

Add:
     Interest on convertible debentures, net of
     applicable income taxes                                    $     1,026      $     1,030       $     1,079

Net income (loss) for fully diluted net income
per share                                                       $   (15,629)     $     2,544       $       (24)

Weighted average shares used in calculating
primary net income (loss) per share                               9,562,961        9,522,562         9,494,196

Add:
     Shares issuable upon conversion of
     convertible debentures                                         945,700        1,079,028         1,182,238

Stock options                                                            --              173               --

Weighted average shares used in calculating
fully diluted net income (loss) per common share                 10,508,661       10,601,763        10,676,434

Fully diluted net income (loss) per common share                $     (1.49)     $       .24       $       --

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